Exhibit 99.1

REMARKETING TERMS SUMMARY

On October 25, 2012 (absent a Failed Remarketing), the class A-5A and class A-5B notes will be reset from their current terms to the following terms, which terms will be applicable until the final maturity date for such notes (definitions for certain capitalized terms may be found in the Glossary at the end of the remarketing memorandum dated October 22, 2012):

	Class A-5A Notes	Class A-5B Notes
Original principal amount	$250,000,000	$250,000,000
Current outstanding principal amount	$250,000,000	$250,000,000
Principal amount being remarketed(1)	$98,900,000	$131,510,000
Remarketing Terms Determination Date	October 15, 2012	October 15, 2012
Notice Date(2)	October 17, 2012	October 17, 2012
Spread Determination Date(3)	October 18, 2012	October 18, 2012
Current reset date	October 25, 2012	October 25, 2012
All Hold Rate(4)	N/A	N/A
Next applicable reset date	N/A(5)	N/A(5)
Interest rate mode	Floating	Floating
Index	Three-Month LIBOR(6)	Three-Month LIBOR(6)
Spread	Plus 0.40%	Plus 0.40%
Day-count basis	Actual/360	Actual/360
Weighted average remaining life	(7)	(7)

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(1)  Subject to timely delivered Hold Notices received for approximately $151,100,000 outstanding principal amount of class A-5A notes and approximately $118,490,000 outstanding principal amount of class A-5B notes, and any payment of principal made to the class A-5A and class A-5B notes, as applicable, on the October 25, 2012 distribution date.
(2)  Unless an existing class A-5A and class A-5B noteholder, as applicable, submitted a Hold Notice to one of the remarketing agents prior to 12:00 p.m., (noon), New York City time, on the Notice Date, such notes were irrevocably deemed to have been tendered for remarketing.
(3) The applicable Spread was determined on October 18, 2012.
(4) The All Hold Rate is not applicable.
(5) Absent a failed remarketing, there will be no subsequent reset dates for the class A-5A or class A-5B notes.
(6)  Three-month LIBOR will be reset on each LIBOR Determination Date in accordance with the procedures set forth under “Description of the Notes—Determination of Indices—LIBOR” in the remarketing memorandum dated October 22, 2012.
 (7) The projected weighted average remaining lives to maturity of the class A-5A and class A-5B notes under various usual and customary prepayment scenarios may be found under “Prepayments, Extensions, Weighted Average Remaining Lives and Expected Maturities of the Class A-5A and Class A-5B Notes” included as Exhibit I attached to the remarketing memorandum dated October 22, 2012.